EXHIBIT 99.1





Glen Ellyn, Illinois                               Contact:  Scott W. Hamer
June 19, 2008                                     Chief Executive Officer
Company Release                                   630-545-0900



                        COMMUNITY FINANCIAL SHARES, INC.
                             DECLARES CASH DIVIDEND

         Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank of Wheaton/Glen Ellyn (the "Bank"), announced that its Board of Directors declared a quarterly cash dividend on June 18, 2008 of $0.06 per share on its common stock. The cash dividend will be paid on July 31, 2008 to shareholders of record at the close of business on July 16, 2008.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton. A new Community Bank office opened in November 2007 on the north side of Wheaton, Illinois.

         For further information about the Company and the Bank visit them on the world wide web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.